EXHIBIT 10.1

Tempur-Pedic International Inc.

Board of Director Compensation

October 23, 2006

Compensation for Non-Employee Members

1.	Board of Director Compensation: $40,000 yearly cash payment and an option award for 12,000 shares of common stock of Tempur-Pedic International Inc. (“Common Stock”).

2.	Audit Committee Members: $12,800 yearly cash payment and an option award for 3,850 shares of Common Stock.

3.	Compensation Committee Members: $4,000 yearly cash payment and an option award for 1,200 shares of Common Stock.

4.	Nominating and Corporate Governance Committee Members: $4,000 yearly cash payment and an option award for 1,200 shares of Common Stock.

5.	Audit Committee Chair: $16,000 yearly cash payment and an option award for 5,000 shares of Common Stock. (This component is in addition to the compensation as an Audit Committee member described above.)

6.	Compensation Committee Chair: $5,000 yearly cash payment and option award for 1,500 shares of Common Stock. (This component is in addition to the compensation as a Compensation Committee member described above.)

7.	Nominating and Corporate Governance Committee Chair: $5,000 yearly cash payment and an option award for 1,500 shares of Common Stock. (This component is in addition to the compensation as a Nominating and Corporate Governance Committee member described above.)

Cash payments for Messrs. Barber, Hoffman, Masto, McLane and Trussell will be paid in three equal installments on November 1, 2006, February 1, 2007 and May 1, 2007. Annual Board fees for Mr. Doyle, Ms. Nancy Koehn and Sir Paul Judge will be paid on the same dates, but will be reduced to reflect amounts paid for Board fees for the period from April 28, 2006 - October 20, 2006.

All option awards have an exercise price of $19.03, which represents the closing price of the Common Stock on October 23, 2006, the date on which the option awards were granted. Fifty percent of the option awards granted to the non-employee directors (except for Mr. Hoffman) vested on the grant date and the remainder will vest in two equal increments at the end of January 2007 and April 2007. As a newly elected director, Mr. Hoffman’s options will vest in equal quarterly increments over the next year, so that his options will be fully vested on October 23, 2007. Vesting of each option award is subject to the applicable grant recipient being a member of the Board or applicable Committee as of the applicable vesting date.

Composition of the Board of Directors and Committees

The Board of Directors

The non-employee members of the Board of Directors are Jeffrey S. Barber, Francis A. Doyle, Peter K. Hoffman, Sir Paul R. Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane and Robert B. Trussell, Jr. H. Thomas Bryant, President and Chief Executive Officer of Tempur-Pedic International Inc., is also a member of the Board of Directors.

The Audit Committee

The members of the Audit Committee are Francis A. Doyle (Chair), Peter K. Hoffman, Sir Paul Judge and Nancy F. Koehn.

The Compensation Committee

The members of the Compensation Committee are Jeffrey S. Barber (Chair), Francis A. Doyle and Sir Paul Judge.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are P. Andrews McLane (Chair), Nancy F. Koehn and Christopher A. Masto.